Exhibit 99.1

MetaVia Reports Second Quarter 2026 Financial Results and Provides Corporate Update

All Active Patients Successfully Reached Highest Planned Dose Levels of 48 mg and 64 mg in Ongoing Phase 1 Part 3 Study of DA-1726

16-Week Topline Data Expected in the Fourth Quarter of 2026

CAMBRIDGE, Mass., August 6, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced financial results for the second quarter ended June 30, 2026, and provided a corporate strategic update.

“During the second quarter of 2026, and subsequently, we continued to execute across both of our clinical development programs while further strengthening the differentiated profile of DA-1726 as a dual GLP-1/glucagon receptor agonist,” stated Hyung Heon Kim, President and Chief Executive Officer of MetaVia. “Most recently, all active patients in both cohorts of our ongoing Phase 1 Part 3 study successfully reached the highest planned dose levels of 48 mg and 64 mg, representing an important execution milestone as we prepare for our 16-week topline data readout, expected in the fourth quarter of 2026. Also of note, during the quarter, we presented additional data from our 48 mg Phase 1 study of DA-1726 at both the EASL and ADA scientific conferences, which demonstrated up to 9.1% mean weight loss after just eight weeks of treatment, meaningful reductions in waist circumference and encouraging liver-related findings, reinforcing our confidence in DA-1726's potential best-in-class profile and its potential to address multiple aspects of cardiometabolic disease. Based on the continued trajectory of weight loss through eight weeks without evidence of plateau on the 48 mg dosage, we believe the ongoing 16-week study evaluating the 48 mg and higher 64 mg dosages has the potential to provide a more complete assessment of the drug’s effects on weight loss, waist circumference, cardiometabolic health and liver-related outcomes.”

“In parallel, we continued to broaden the potential clinical utility of vanoglipel (DA-1241). During the quarter, we presented preclinical combination data at the ADA 2026 Scientific Sessions, demonstrating synergistic effects with both resmetirom in MASH and metformin in type 2 diabetes, while a peer-reviewed publication further highlighted the anti-fibrotic potential of GPR119 agonism. Together, these findings reinforce our strategy of advancing vanoglipel as a differentiated combination backbone for metabolic and liver diseases, designed to complement established and emerging therapies across cardiometabolic disorders.”

Second Quarter 2026 and Subsequent Highlights

●	July 2026: Announced the completion of dose titration in the 16-week, Phase 1 Part 3 study of DA-1726, with all active patients successfully reaching the highest planned dose levels of 48 mg and 64 mg.
●	June 2026: Presented new late-breaking data at the ADA 2026 Scientific Sessions supporting DA-1726's differentiated obesity profile and demonstrating the combination potential of vanoglipel with resmetirom in MASH and metformin in type 2 diabetes.

●	May 2026: Presented additional data from the 48 mg Phase 1 trial of DA-1726 at EASL Congress 2026, demonstrating up to 9.1% mean body weight reduction without evidence of plateau and exploratory improvements in liver-related biomarkers, supporting the potential of DA-1726 in obesity and MASH.
●	May 2026: Announced the publication of peer-reviewed preclinical research in Biomolecules & Therapeutics, supporting the anti-fibrotic potential of vanoglipel and the differentiated role of GPR119 agonism in MASH.
●	April 2026: Dosed the first patient in Part 3 of the 16-week Phase 1 clinical trial evaluating DA-1726 in obese, otherwise healthy adults using one-step titration to 48 mg and two-step titration to 64 mg to safely achieve higher target doses and optimize tolerability.

Anticipated Clinical Milestones

●	DA-1726 in Obesity:
o	Data readout from Phase 1 Part 3, 16-week titration studies, evaluating titration to 48 mg in one step and 64 mg via a two-step regimen, is expected in the fourth quarter of 2026.
●	Vanoglipel (DA-1241) in MASH:
o	The Company is currently working to schedule an End-of-Phase 2 meeting with the FDA during the second half of 2026 to discuss the clinical development pathway for the vanoglipel combination therapy.

Second Quarter Financial and Operating Results

●	Research and Development (R&D) Expenses were approximately $3.5 million for the second quarter ended June 30, 2026, as compared to approximately $2.3 million for the second quarter ended June 30, 2025. The increase of approximately $1.2 million was primarily attributable to higher direct R&D expenses related to DA-1726 product development.

R&D expenses were approximately $5.6 million for the six months ended June 30, 2026, as compared to approximately $4.6 million for the six months ended June 30, 2025. The approximately $0.9 million increase was primarily attributable to $1.2 million in higher direct R&D expenses related to DA-1726 product development, partially offset by (i) $0.2 million in lower direct R&D expenses related to vanoglipel product development and (ii) $0.1 million in lower indirect employee compensation and benefits costs.

●	General and Administrative (G&A) Expenses were approximately $1.9 million for the second quarter ended June 30, 2026, as compared to approximately $2.0 million for the second quarter ended June 30, 2025. The approximately $0.1 million decrease was primarily attributable to lower legal and professional fees.

G&A expenses were approximately $3.8 million for the six months ended June 30, 2026, as compared to approximately $3.5 million for the six months ended June 30, 2025. The approximately $0.3 million increase was primarily attributable to (i) $0.1 million in higher consulting expenditures, (ii) approximately $0.1 million in higher employee compensation and benefits costs, and (iii) $0.1 million in higher other G&A expenses, which was primarily related to higher franchise tax expenses.

●	Total Operating Expenses were approximately $5.4 million for the second quarter ended June 30, 2026, compared to approximately $4.3 million for the second quarter ended June 30, 2025. The approximately $1.1 million increase was primarily attributable to higher R&D expenses and was partially offset by lower G&A expenses.

Total operating expenses were approximately $9.4 million for the six months ended June 30, 2026, compared to approximately $8.2 million for the six months ended June 30, 2025. The approximately $1.2 million increase was primarily attributable to higher R&D and G&A expenses for the six months ended June 30, 2026.

●	Total Other Income was approximately $0.1 million for the three months ended June 30, 2026, as compared to approximately $0.3 million for the three months ended June 30, 2025. The approximately $0.2 million decrease was primarily attributable to an approximately $0.2 million negative impact from the change in fair value of warrant liabilities due to the impact of its common stock’s decline in stock price and approximately $0.1 million in lower interest income, net, due to lower balances of cash and cash equivalents and lower interest rates.

Total other income was approximately $0.3 million for the six months ended June 30, 2026, as compared to approximately $0.5 million for the six months ended June 30, 2025. The approximately $0.2 million decrease was primarily attributable to (i) $0.1 million in lower gain from change in fair value of warrant liabilities due to the impact of the Company’s common stock’s decline in stock price and (ii) $0.1 million in lower interest income, net, due to lower balances of cash and cash equivalents and lower interest rates.

●	Net Loss was $5.3 million, or $0.90 per basic and diluted share, for the second quarter ended June 30, 2026 based on 5,931,875 weighted average shares of common stock outstanding, compared with a net loss of $4.0 million, or $2.87 per basic and diluted share, based on 1,389,753 weighted average shares of common stock outstanding for the second quarter ended June 30, 2025.

Net loss for the six months ended June 30, 2026, was approximately $9.1 million, or $1.69 per basic and diluted share, based on 5,398,683 weighted average shares of common stock, basic and diluted, compared with a net loss of approximately $7.7 million, or $6.59 per basic and diluted share, based on 1,162,692 weighted average shares of common stock, basic and diluted, for the six months ended June 30, 2025.

●	Cash and cash equivalents was $12.6 million as of June 30, 2026, compared with $10.3 million as of December 31, 2025. The company expects its cash position will be adequate to fund operations through 2026.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP-1 receptor agonists such as semaglutide. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a potential first-in-class drug candidate targeting G-protein-coupled receptor 119 (GPR119). In preclinical studies, vanoglipel demonstrated a positive metabolic effect on glucose and lipid control, and also proved differentiated hepatic benefits reducing hepatic steatosis, hepatic inflammation, and liver fibrosis independent of metabolic improvement. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", “potential”, "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's history of net losses, the sufficiency of its existing cash on hand to fund operations and raising additional capital; adverse global economic conditions; MetaVia’s ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of preclinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws, regulations or Nasdaq listing rules; the effects of changes to MetaVia's stock price; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

MetaVia Inc.

Condensed Consolidated Balance Sheets

(Unaudited - In thousands, except share and per share amounts)

	As of
	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$12,634	$10,278
Prepaid expenses and other current assets	433	597
Total current assets	13,067	10,875
Property and equipment, net	8	17
Right-of-use asset	175	210
Other assets	21	21
Total assets	$13,271	$11,123
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$921	$1,060
Clinical trial accrued liabilities	2,825	79
Accrued expenses and other current liabilities	606	993
Warrant liabilities	23	136
Related party payable	1,897	3,312
Lease liability, short-term	74	68
Total current liabilities	6,346	5,648
Lease liability, long-term	103	142
Total liabilities	6,449	5,790
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized and no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 6,575,656 and 2,308,294 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	7	2
Additional paid–in capital	164,784	154,161
Accumulated deficit	(157,969)	(148,830)
Total stockholders’ equity	6,822	5,333
Total liabilities and stockholders’ equity	$13,271	$11,123

MetaVia Inc.

Condensed Consolidated Statements of Operations

(Unaudited - In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$3,478	$2,320	$5,579	$4,647
General and administrative	1,907	1,981	3,831	3,540
Total operating expenses	5,385	4,301	9,410	8,187
Loss from operations	(5,385)	(4,301)	(9,410)	(8,187)
Other income (expense)
(Loss) gain from change in fair value of warrant liabilities	(4)	160	113	247
Interest income, net	73	146	158	274
Total other income	69	306	271	521
Loss before income taxes	(5,316)	(3,995)	(9,139)	(7,666)
Provision for income taxes	—	—	—	—
Net loss	(5,316)	(3,995)	(9,139)	(7,666)
Loss per share of common stock, basic and diluted	$(0.90)	$(2.87)	$(1.69)	$(6.59)
Weighted average shares of common stock, basic and diluted	5,931,875	1,389,753	5,398,683	1,162,692